EXHIBIT 23.1

CONSENT OF ATTORNEYS

Reference is made to the Registration Statement of Diversified Resources, Inc. on Form S-1 whereby certain shareholders of the Company propose to sell up to 13,062,540 shares of the Company’s common stock.  Reference is also made to Exhibit 5 included in the Registration Statement relating to the validity of the securities proposed to be sold.

We hereby consent to the use of our opinion concerning the validity of the securities proposed to be sold.

Very truly yours,

HART & HART, LLC

By:	/s/ William T. Hart
William T. Hart

Denver, Colorado
September 30, 2014